[logo]


                                                                     EXHIBIT 4.1

                              MCOM Management Corp.
                               Investment Banking


November 16, 1999

BY DHL COURIER

Nugget Exploration, Inc.
2051 Springdale Rd.
Cherry Hill, NJ 08003

Attn:  Dr. Leonard Vernon

Management Consulting Agreement

Our File:  2532-V

Dear Sirs:

Formalizing our earlier discussions, this is to acknowledge and confirm the terms of our Management Consulting Agreement ("Agreement") as follows:

1.    Nugget Exploration, Inc. (the "Company") hereby engages
         MCOM Management Corp.
         ("MCOM") and MCOM hereby agrees to render services to the Company as a management consultant, strategic planner and advisor and as further described herein.

2. Duties. During the term of this Agreement, MCOM shall provide advice and consult with the Company concerning management, marketing, strategic planning, corporate organization and structure, expansion of services, and shall review and advise the Company regarding its overall progress, needs and condition. MCOM agrees to provide on a timely basis the following enumerated services plus additional services contemplated thereby:

     a.   Assist the Company in the  implementation of short range and long term
          strategic   planning  to  fully  develop  and  enhance  the  Company's operations, resources, products and services;

     b. Assist the Company in the implementation of a marketing program with a view toward broadening the markets for its products and services;

     c. Assist the Company in the monitoring of service provided by the other professionals employed or retained by the Company;

     d. Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

     e. Advise and recommend to the Company additional services relating to the present business and services provided by the Company as well as new products and services that may be provided by the Company.

     The Empire State Building 550 Fifth Ave., Suite 5807 New York, NY 10118
                      Tel: 212.629.4911 Fax: 212.629.4917
_____________________________________________________________________
                   email: mromwalker@earthlink.net .629.4917

                                     [logo]


     f.   Assist  the   Company   in   development   of  third  part   marketing
          partnerships,   sale  of  services   and   negotiation   of  exclusive
          advertising rights with prospective ISP's.

     g. Assist the Company in developing a strategic or marketing "significant event" which will increase visibility of the Company and materially effect the Company.

     h.   Coordinate both U.S. and international road shows.

3. Term. The term of this Agreement shall be for a one yea period commencing upon the date hereof.

4. Compensation. As compensation for its services hereunder, the Company shall issue to MCOM:

     a. $5,000 per month with the first payment of $5,000 to be made within seven (7) days of the date of this agreement and thereafter payments of $5,000 per month to continue thirty days hence on a monthly basis with the final payment to be due and payable during October, 2000.

     b. 300,000 shares of common stock of the Company (the "Common Stock") on or before November 30, 1999. The company shall file a registration statement with respect to these shares on or before January 15, 2000. If the Company does not file the registration statement with the SEC on or before January 15, 2000, MCOM shall receive an additional 100,000 shares on or before February 15, 2000, and a registration statement for such additional shares of the Common Stock shall be filed with the SEC on or before April 30, 2000.

     c. Within fifteen (15) days of the issuance of the 300,000 shares mentioned in paragraph 4.b. above, MCOM shall provide the Company with a bridge loan in the amount of $100,000, with interest to accrue from the date the Company receives the funds at the rate of ten percent (10%) per annum on the unpaid balance until paid or until default, both principal and interest payable in cash or kind. The principal and interest shall be due and payable on or before November 30, 2000.

     d. The Company shall issue on or before November 30, 1999, a warrant to purchase 500,000 shares of the Common Stock, with the registration statement with respect to such shares of the Common Stock to be filed with the SEC on or before January 15, 2000. The exercise price of the warrant shall be $1.00 per share for the first 100,000 shares of the Common Stock and $2.00 per share for the next 400,000 shares of the Common Stock.

          In the event the registration statement is not filed with the SEC on or before January 15, 2000, MCOM or its designees shall receive an additional warrant to purchase 100,000 shares of the Common Stock at an exercise price of $2.00 per share. A registration statement with respect to these additional 100,000 shares shall be filed with the SEC on or before March 31, 2000. All expenses, including attorneys and accountants fees associated with such registration statement shall be for the Company's account.

     e. Upon exercise of all of the warrants set forth in paragraph 4.d. above, on or before April 1, 2000, the Company shall issue to MCOM an additional 200,000 shares of the

                                     [logo]


          Common Stock. MCOM shall have demand registration rights with respect to such shares, and should MCOM exercise the demand registration rights, MCOM shall be responsible for all registration fees, expenses, including attorneys' fee. These shares shall also have "piggyback" registration rights. The Company shall retain the right to withhold the issuance of the shares issued pursuant to this clause upon thirty
          (30) days written notice to MCOM.

5. Expenses. The Company shall be responsible for all reasonable expenses MCOM may incur in performing services under this Agreement. However, all expenses over $500 in any month must be pre-approved by the Company.

6. Confidentiality. MCOM will not disclose to any other person, firm, corporation, nor use for its own benefit during or after the term of this Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by MCOM in the course of its performing services hereunder. (A trade secret is information not generally known to the trade, which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications.) Any financial advice rendered by MCOM pursuant to this Consulting Agreement may not be disclosed publicly in any manner without the prior written approval of MCOM.

7. Indemnification. The Company agrees to indemnify and hold MCOM harmless from and against all claims, damages, liabilities, costs or expenses, including reasonable attorney fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not MCOM is a party to such dispute. This indemnity shall not apply however, and MCOM shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against all Liabilities, where under arbitration a final determination that MCOM engaged in gross recklessness and willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability cost expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Consulting Agreement shall apply and the Company shall perform its obligations hereunder to reimburse MCOM for its expenses.) The provisions of this paragraph shall survive the termination and expiration of this Agreement.

8. Dilution. Regarding the aforementioned issuance of shares of common stock and warrants, if at any time the Company shall (i) declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class); (ii) subdivide, reclassify or recapitalize its outstanding Common Stock into a greater number of shares; (iii) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or a merger in which the Company is the continuing corporation), the amount of Common Stock issued to MCOM or its designees at the time of the record date of such dividend, distribution, subdivision, combination, reclassification or recapitalization shall be adjusted so that MCOM or its designees shall be entitled to receive the aggregate number and kind of shares which it would have owned and been entitled to receive by virtue of such dividend, distribution, subdivision,

                                     [logo]

     required by this paragraph shall be made immediately after the record date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination, reclassification or recapitalization.

We enclose two (2) original Agreements. If this Agreement is in accordance with your understanding, please confirm by signing and returning to MCOM Management Corp. one (1) original, retaining the other for your files.

AGREED TO BY MCOM MANAGEMENT CORP.:


 /s/ Mr. Michael C.O. Morfit
Mr. Michael C.O. Morfit
President

AGREED TO BY NUGGET EXPLORATION, INC.:


 /s/ Dr. Leonard Vernon

Dr. Leonard Vernon
President